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                                                                     EXHIBIT 5.2

                        [Shearman & Sterling Letterhead]


                                  July 13, 2001

Stilwell Financial Inc.
920 Main Street, 21st Floor
Kansas City, Missouri 64105

                             Stilwell Financial Inc.

               $930,709,000 Liquid Yield Option(TM) Notes Due 2031
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Ladies and Gentlemen:

                  This opinion is furnished to you in connection with a registration statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of $930,709,000 aggregate principal amount at maturity of Liquid Yield Option(TM) Notes due 2031 (the "LYONs") of Stilwell Financial Inc., a Delaware company (the "Company"), and 15,965,754 shares of common stock, $0.01 par value per share (the "Shares"), issuable upon conversion of the LYONs. The LYONs and the Shares are being registered on behalf of the holders of the LYONs.

                  We have acted as counsel for the Company in connection with the preparation and filing of the Registration Statement. In our capacity as counsel to the Company, we have examined and relied upon the information set forth in the Registration Statement, the Indenture dated as of April 30, 2001, between the Company and The Chase Manhattan Bank, as trustee, a specimen of the LYONs and the originals, or copies identified to our satisfaction, of such corporate records of the Company, certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments as we have deemed necessary as a basis for the opinion hereinafter expressed. In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

                  Our opinion set forth below is limited to the law of the State of New York and the General Corporation Law of the State of Delaware, and we do not express any opinion herein concerning any other law.

                  Based upon and subject to the foregoing, we are of the opinion that the LYONs have been duly authorized by the Company and constitute valid and binding obligations of the

(TM) Trademark of Merrill Lynch & Co., Inc.

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Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar law affecting enforcement of creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

                  We understand that this opinion is to be used in connection with the Registration Statement. We hereby consent to the filing of this opinion as part of the Registration Statement and to the use of our name therein and in the related prospectus under the caption "Legal Matters."

                                                        Very truly yours,

                                                        /s/ Shearman & Sterling
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                                                          Shearman & Sterling